Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 27, 2024 (which includes explanatory paragraphs relating to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Imunon, Inc. as of December 31, 2023 and 2022 appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

August 28, 2024